AMENDED AND RESTATED
        REVOLVING CREDIT AND LETTER OF CREDIT AGREEMENT



     This Agreement, dated as of June 30, 1997, is entered into by (1) FRONTIER OIL AND REFINING COMPANY, a Delaware corporation (the "Borrower"), (2) the banks listed on the signature pages hereof and each other bank that becomes a party hereto pursuant to Section 9.8 (collectively the "Banks") and (3) UNION BANK OF CALIFORNIA, N.A., a national banking association, as agent (the "Agent") for the Banks.


                           ARTICLE 1.
                 INTERPRETATION AND DEFINITIONS

     Section 1.1 Definitions. The following terms, as used herein, shall have the following respective meanings:

     "Account Pledge Agreement" means the Account Pledge
 Agreement dated as of August 10, 1992 executed by the Borrower in favor of the Agent.

     "Accounts" means the unpaid portion of the obligations to the Borrower of customers of the Borrower to pay for (a) goods sold and shipped (net of commissions to agents) or (b) services rendered to Conoco Inc. pursuant to the Resid Processing Agreement. Such obligations shall be deemed to have been paid when the payment therefor clears the Lockbox Account or, in the case of certain wire transfers, the Concentration Account (as defined in the Account Pledge Agreement).

     "Affiliates" means Wainoco, FHI, FOC, FRI and FPLI.

     "Agent's Fee Letter" means the letter agreement dated July
 1, 1996 between the Borrower and the Agent regarding fees payable by the Borrower to the Agent for its own account with respect to this Agreement.

     "Assignment and Acceptance" means an Assignment and Acceptance substantially in the form of Exhibit D.

     "Authorized Officer" means, with respect to any action, an officer of the Borrower authorized to take such action pursuant to resolutions of the Borrower delivered to the Agent from time to time.

     "Borrowing" means a borrowing by the Borrower consisting of Loans of the same Type made on the same day by the Banks.

     "Borrowing Base" means, at any time of determination, the sum of:

          (a) ninety-five percent (95%) of the amount of Eligible Accounts backed by letters of credit from banks listed on Schedule 1, but only to the extent, with respect to any such bank, that the aggregate face amount of all letters of credit backing Eligible Accounts issued by such bank that are outstand-ing at any time does not exceed the applicable amount set forth on Schedule 1 (provided, however, that the Agent reserves the right in its sole discretion to make exceptions to the categories on Schedule 1 by notification of the same to the Borrower in writing);

          (b) ninety percent (90%) of the amount of Eligible Accounts receivable from approved account debtors listed from time to time on Schedule 2 or as to which the Majority Banks through the Agent have given their prior written approval, which listing or approval may be withdrawn at any time by the Majority Banks through the Agent by written notification to the Borrower (such Eligible Accounts to include those receivable from account debtors that are Governmental Persons that have complied with the granting and perfection provisions of the federal Assignment of Claims Act of 1940);

          (c) eighty-five percent (85%) of Eligible Accounts, to the extent they do not fall within clause (a) or (b) above (provided, however, that the aggregate amount of Eligible Accounts consisting of Accounts receivable from Conoco Inc. for the rendering of services pursuant to the Resid Processing Agreement, before making the calculations set forth in claus-es (a) and (b) above and in this clause (c) for the purpose of determining the aggregate amount of Eligible Accounts to be included in the Borrowing Base Certificate, shall not exceed six hundred thousand dollars ($600,000));

          (d) eighty percent (80%) of Eligible Exchange Balances (provided, however, that the aggregate amount of Eligible Exchange Balances, before making the calculation set forth in this clause (d) for the purpose of determining the aggregate amount of Eligible Exchange Balances to be included in the Borrowing Base Certificate, shall not exceed two million five hundred thousand dollars ($2,500,000));

          (e) sixty percent (60%) of Eligible Inventory consisting of in-process petroleum products; and

          (f) seventy percent (70%) of Eligible Inventory consisting of crude oil and finished petroleum products (provid-ed, however, that the aggregate amount of Eligible Inventory, before making the calculations set forth in clause (e) above and in this clause (f) for the purpose of determining the aggregate amount of Eligible Inventory to be included in the Borrowing Base Certificate, shall not exceed thirty-five million dollars ($35,000,000)).

     "Borrowing Base Certificate" means a certificate of the Borrower and attached schedules substantially in the form of Exhibit C.

     "Business Day" means a day of the year on which banks are not required or authorized to close in Los Angeles and, if the applicable Business Day relates to any LIBOR Loans, on which dealings are carried on in the London interbank market.

     "Capitalized Leases" has the meaning set forth in clause (e) of the definition of Debt in this Section 1.1.

     "Closing Date" means August 18, 1992.

     "Collateral" means, collectively, (a) the "Collateral" as defined in the Security Agreement, (b) the "Collateral" as defined in the Account Pledge Agreement, (c) the "Collateral" as defined in the Note Pledge Agreement and (d) the "Collateral" as defined in the Stock Pledge Agreement.

     "Commercial Finance Audit" means an audit of the Borrower's books, records and accounting procedures conducted by the Agent.

     "Commitment" has the meaning set forth in Section 2.1.

     "Commitment Termination Date" means April 2, 1999; provided, however, that, upon (a) written request by the Borrower not later than April 30, 1998 and (b) notice of such extension by the Agent to the Borrower not later than June 30, 1998, the Commitment Termination Date may be extended by the Agent and the Banks, in their sole and absolute discretion, for up to an additional year; and further provided, however, that the Agent's failure to notify the Borrower of any such extension by the applicable date referred to above shall constitute a denial of such extension.

     "Convert," "Conversion" and "Converted" each refer to a conversion of Loans of one Type into Loans of another Type pursuant to Section 2.8, 3.2 or 3.3.

     "Credit Documents" means this Agreement, the Notes, the Security Agreement, the Account Pledge Agreement, the Guaran-ties, the Support and Clawback Agreement, the Note Pledge Agreement, the Wainoco Demand Note, any "Term Notes" (as defined in the Note Pledge Agreement) that are executed by Wainoco, the Environmental Indemnity, the Stock Pledge Agreement, any Letter of Credit Requests that are executed by the Borrower, the Teletransmission Agreement, the Agent's Fee Letter and the Letters of Credit.

     "Debt" of any Person means, at any date without duplication:

          (a)  all obligations of such Person for borrowed money;

          (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding normal trade payables not overdue that are incurred in the ordinary course of such Person's business);

          (d) all indebtedness created or arising under any conditional-sale or other title-retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

          (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capitalized leases;

          (f) all obligations, contingent or otherwise of such Person under acceptance, letter-of-credit or similar facilities;

          (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary and involuntary liquidation preference plus accrued and unpaid dividends;

          (h) all executory obligations of such Person in respect of interest-rate swap agreements and other similar agreements designed to hedge against fluctuations in interest rates;

          (i)  all Debt referred to in any of clauses (a) through
 (h) above that is guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to advance or supply funds to maintain working capital or equity capital of another Person or otherwise to maintain the net worth or solvency of such Person (including any agreement in the nature of a support arrangement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss;

          (j)  all Debt referred to in any of clauses (a) through
 (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts receivable and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; and

          (k) any accumulated funding deficiency (as defined in Section 412(a) of the Internal Revenue Code of 1986) for a Plan of such Person.

     "Default" means any event or condition that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

     "Default Rate" has the meaning set forth in Section 2.6(b).

     "Eligible Accounts" means those Accounts of the Borrower that (a) are within sixty (60) days of the date of the related invoice, (b) are less than thirty (30) days past-due, (c) are (together with the relevant "Related Contracts," as defined in the Security Agreement) covered by a perfected first-priority security interest in favor of the Agent and (d) comply with all of the representations, warranties and covenants of the Borrower in the Credit Documents; provided, however, that Eligible Accounts shall not include the following:

          (i) Accounts with respect to which the account debtor is an officer, employee or agent of the Borrower;

         (ii) Accounts with respect to which goods have been placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional;

        (iii) Accounts with respect to which the account debtor is not a Person resident in the United States;

         (iv) Accounts with respect to which the account debtor is the United States or any department, agency or instrumentality of the United States (provided, however, that an Account shall not be deemed ineligible by reason of this clause (iv) if the Borrower has taken the necessary steps, to the satisfaction of the Agent evidenced in writing, to perfect a first-priority security interest in such Account in favor of the Agent in compliance with the Assignment of Claims Act of 1940 (31 U.S.C. Sec. 3727));

          (v) Accounts with respect to which the account debtor is any state of the United States or any county, city, town, municipality or other division of such state (provided, however, that an Account shall not be deemed ineligible by reason of this clause (v) if the Borrower has taken the necessary steps, to the satisfaction of the Agent evidenced in writing, to perfect a first-priority security interest in such Account in favor of the Agent in compliance with all applicable Governmental Rules);

         (vi) Accounts with respect to which the account debtor is a Person in control of, controlled by or under common control with the Borrower;

        (vii) Accounts with respect to the account debtor of which the Borrower is or is to become liable (but only if such liability does not relate to any such Account), but only to the extent of such liability;

       (viii) that portion of the aggregate Accounts owed to the Borrower by any single account debtor that exceeds ten percent (10%) (or, in the case of Citgo Petroleum Corporation, 15%, provided that said percentage may be reduced by the Agent at any time by written notice of the same to the Borrower) of the amount of all of the Accounts of the Borrower, except as approved by the Agent in writing from time to time;

         (ix)  Accounts not denominated in United States dollars;

          (x) Accounts with respect to which an invoice has not been sent within two (2) Business Days after the effective date of any Borrowing Base Certificate in which such Accounts would otherwise be included for purposes of calculation of the Borrowing Base;

         (xi) Accounts due from a particular account debtor if any Account due from such account debtor does not comply with the Borrower's representations and warranties in Section 4 of the Security Agreement and if the Agent notifies the Borrower that such Accounts are ineligible;

        (xii) Accounts with respect to which the account debtor disputes liability or makes any claim, in whole or in part, but only (A) to the extent that the aggregate amount in dispute and/or as to which claim is made for all such Accounts exceeds $250,000, (B) to the extent that the aggregate amount of all such Accounts exceeds $500,000 or (C) if the amount in dispute or claimed cannot be quantified reasonably accurately;

        (xiii) Accounts due from a particular account debtor if any event of the types described in Section 7.1(e) occurs with respect to such account debtor;

        (xiv) Accounts due from a particular account debtor if such account debtor suspends normal business operations; and

         (xv) Accounts that are not satisfactory to the Agent, in its sole discretion, using reasonable business judgment.

 Notwithstanding clauses (vi) and (vii) above, if (1) the obligations of an account debtor under an Account are supported by a letter of credit in form and substance satisfactory (including with respect to all documentary and other requirements of such letter of credit) to the Majority Banks in their sole discretion, issued by a bank satisfactory to the Majority Banks in their sole discretion, (2) the proceeds of such letter of credit have been assigned to the Agent as collateral for the Obligations pursuant to documentation in form and substance satisfactory to the Majority Banks in their sole discretion and
 (3) such letter of credit has been delivered to the Agent, then such Account shall not be excluded from Eligible Accounts pursuant to such clause (vi) or (vii).

     "Eligible Exchange Balances" means the amount equal to the aggregate amount of all of the Borrower's Exchange Balances in which the Agent has a perfected first-priority security interest, after deducting (a) the amount equal to the sum of the values of any and all obligations of the Borrower to deliver petroleum products, to pay money or to give other value that the Borrower owes or incurs whenever it trades, lends, borrows or exchanges petroleum products in the ordinary course of business with Persons other than the Affiliates, the value thereof being the lesser of (i) the cost to the Borrower, as set forth in the books and records of the Borrower (valued on a first-in, first-out basis in accordance with generally accepted accounting princi-
 ples), of like petroleum products for the previous month and
 (ii) the fair market value as determined in accordance with the methods prescribed in Schedule 3, (b) the amount of all dis-counts, allowances, rebates, credits and adjustments to such Exchange Balances, (c) the amount billed for or representing retainage, if any, with respect to such Exchange Balances, until all prerequisites to the immediate payment of retainage have been satisfied, and (d) all such Exchange Balances owing by any Affiliate; provided, however, that the Agent may, in its sole and absolute discretion, exclude from Eligible Exchange Balances any Exchange Balance with respect to which:

          (i) any representation or warranty contained in this Agreement or any other Credit Document is breached;

         (ii) the customer or trading partner has disputed liability, or made any claim to the Borrower with respect to such Exchange Balance or with respect to any other Exchange Balance due from such customer or trading partner, other than for a minimal adjustment in the ordinary course of business and in accordance with regular commercial practice; or

        (iii) any event of the types described in Section 7.1(e) occurs with respect to the customer or trading partner, or the customer or trading partner suspends normal business operations.

     "Eligible Inventory" means all of the Borrower's Inventory that (a) is covered by a perfected first-priority security interest in favor of the Agent (subject only to storage, transportation and other nonconsensual Liens created by operation of law or tariff in favor of carriers, transporters and ware-housemen, securing only amounts due to such carriers, transport-ers and warehousemen in respect of carriage, transportation and storage services with respect to such Inventory, in each case securing obligations not then in default), (b) complies with all of the Borrower's representations, warranties and covenants in the Credit Documents, (c) is not obsolete, unsalable, damaged or otherwise unfit for sale or further processing in the ordinary course of business, (d) is currently salable in compliance with all applicable Governmental Rules and without the need for any Governmental Action, (e) is held at locations set forth on
 Schedule 1 to the Security Agreement, (f) is listed on Schedule 3 attached to the most recent Borrowing Base Certificate delivered to the Banks and (g) is otherwise satisfactory to the Agent, in its sole discretion, using reasonable business judgment, all such Inventory to be valued, at any time of determination, at the lower of (i) fair market value as determined in accordance with the methods prescribed in Schedule 3 and (ii) cost, as set forth in the books and records of the Borrower (valued on a first-in, first-out basis, in accordance with generally accepted accounting principles).

     "Environmental Indemnity" means the Continuing Environmental
 Indemnity dated as of August 18, 1992 executed by the Borrower and each Affiliate in favor of the Agent.

     "Eurocurrency Liabilities" has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve
 System.

     "Event of Default" has the meaning set forth in Section 7.1.

     "Exchange Balances" means the amount equal to the sum of the values of any and all rights to receive petroleum products, to receive payment of money or to receive other value that the Borrower generates, acquires, possesses or owns whenever the Borrower trades, lends, borrows or exchanges petroleum products in the ordinary course of business with Persons other than the Affiliates, the value thereof being the lesser of (a) the cost to the Borrower, as set forth in the books and records of the Borrower (valued on a first-in, first-out basis in accordance with generally accepted accounting principles), of like petroleum products for the previous month and (b) the fair market value as determined in accordance with the methods prescribed in Sched-ule 3.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

     "FHI" means Frontier Holdings Inc., a Delaware corporation that is wholly owned by Wainoco.

     "FHI Guaranty" means the Guaranty dated as of August 18, 1992 executed by FHI in favor of the Banks and the Agent.

     "FOC" means Frontier Oil Corporation, a Delaware corporation that is wholly owned by FHI.

     "FOC Guaranty" means the Amended and Restated Guaranty executed by FOC in favor of the Banks and the Agent substantially in the form of Exhibit A.

     "FPLI" means Frontier Pipeline Inc., a Delaware corporation that is wholly owned by FOC.

     "FPLI Guaranty" means the Guaranty dated as of August 18, 1992 executed by FPLI in favor of the Banks and the Agent.

     "FRI" means Frontier Refining Inc., a Delaware corporation that is wholly owned by FOC.

     "FRI Guaranty" means the Guaranty dated as of August 18, 1992 executed by FRI in favor of the Banks and the Agent.

     "Governmental Action" means any authorization, approval, consent, waiver, exception, license, filing, registration, permit, notarization, special lease or other requirement of any Governmental Person.

     "Governmental Person" means, whether domestic or foreign, any national, federal, state or local government, any political subdivision thereof, or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, including any central bank and any comparable authority.

     "Governmental Rule" means any treaty, law, rule, regulation, ordinance, order, code, interpretation, judgment, writ, injunc-tion, decree, determination, directive, guideline, policy or similar form of decision of any Governmental Person.

     "Guaranties" means the FHI Guaranty, the FOC Guaranty, the
 FRI Guaranty and the FPLI Guaranty.

     "Indenture" means the Indenture dated as of August 1, 1992 between Wainoco and Bank One, Texas, N.A., as Trustee.

     "Interest Period" means, with respect to each LIBOR Loan making up part of the same Borrowing, the period commencing on the date of such Loan or the date of the Conversion of any Loan into such a Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be any number of days between 7 days and one (1) month, or two (2), three (3) or six (6) whole months, as the Borrower may, upon notice received by the Agent not later than 11:00 a.m., Los Ange-les time, on the third Business Day before the first day of such Interest Period, select; provided, however, that

          (a) Interest Periods commencing on the same date for Loans making up part of the same Borrowing shall be of the same duration;

          (b) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, unless such extension would cause the last day of such Interest Period to occur in the next succeeding calendar month, in which case the last day of such Interest Period shall occur on the next preceding Business Day;

          (c) no more than five (5) different Interest Periods shall be outstanding at any one time; and

          (d)  no Interest Period shall end after the Commitment
 Termination Date.

     "Inventory" has the meaning set forth in Section 1(a) of the Security Agreement.

     "Inventory Audit" means an audit of the physical properties and volumes, using standard practices and standard tank-gauging wire-line devices or another method acceptable to the Agent, of all or a portion, as determined by the Agent from time to time, of the Borrower's Inventory, conducted by an independent consulting firm selected by the Agent.

     "Letter of Credit Amount" means the stated maximum amount available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

     "Letter of Credit Request" means a request by the Borrower for the issuance of a Letter of Credit, on the Agent's standard form of Application for Irrevocable Standby Letter of Credit, the current form of which is attached hereto as Exhibit B, and containing terms and conditions satisfactory to the Agent in its sole discretion.

     "Letter of Credit Usage" means, at any time of determina-tion, the sum of:

          (a)  one hundred percent (100%) of the Letter of Credit
 Amount of all outstanding Letters of Credit other than those issued to support the purchase of Ratable Crude;

          (b) with respect to the period from and including the date of issuance of any outstanding Letter of Credit issued to support the purchase of Ratable Crude by the Borrower to and including the last day of the month preceding the month in which such Ratable Crude is to be delivered, zero percent (0%) of the Letter of Credit Amount of such Letter of Credit;

          (c) with respect to the first through the tenth day, inclusive, of the month of delivery of any Ratable Crude to the Borrower, thirty-five percent (35%) of the Letter of Credit Amount of any outstanding Letter of Credit issued to support the purchase of such Ratable Crude by the Borrower;

          (d) with respect to the eleventh through the twentieth day, inclusive, of the month of delivery of any Ratable Crude to the Borrower, seventy percent (70%) of the Letter of Credit Amount of any outstanding Letter of Credit issued to support the purchase of such Ratable Crude by the Borrower;

          (e) with respect to the period from the twenty-first day of the month of delivery of any Ratable Crude to the Borrower through the day of payment for such Ratable Crude, inclusive, one hundred percent (100%) of the Letter of Credit Amount of any outstanding Letter of Credit issued to support the purchase of such Ratable Crude by the Borrower; and

          (f) with respect to the period from the day of payment for any Ratable Crude through the date of expiration or cancellation (as determined by the Agent) of any outstanding Letter of Credit issued to support the purchase of such Ratable Crude by the Borrower, inclusive, twenty percent (20%) of the Letter of Credit Amount of such Letter of Credit.

 Upon not less than three (3) days' prior written notice from the Agent to the Borrower, the percentages set forth above may be adjusted by the Agent from time to time at the Agent's discretion if at any time any Commercial Finance Audit reveals that Ratable Crude delivery patterns are materially different from those determined pursuant to the most recent Commercial Finance Audit performed from time to time.

     "Letters of Credit" has the meaning set forth in Sec-tion 2.1.

     "LIBOR Loan" means, at any time, any Loan that bears interest as provided in Section 2.6(a)(ii).

     "LIBOR Rate" means, for any Interest Period for each LIBOR Loan that is part of the same Borrowing, the rate per annum obtained by dividing (a) the rate of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which U.S.-dollar deposits would be offered to Union Bank outside the United States 2 Business Days before the first day of such Interest Period for a term coinciding with such Interest Period by (b) a percentage equal to 100% minus the LIBOR Reserve Percentage for such Interest Period.

     "LIBOR Reserve Percentage," means, for any Interest Period for each LIBOR Loan that is part of the same Borrowing, the reserve percentage applicable on any day not more than two
 (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemen-tal or other marginal reserve requirement) for the Agent with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Loans is determined) having a term equal to such Interest Period.

     "Lien" means, with respect to any asset, (a) any lien, charge, option, claim, mortgage, security interest, pledge or other encumbrance or any other type of preferential arrangement of any kind in respect of such asset or (b) the interest of a vendor or lessor under any conditional-sale agreement, capital lease or other title-retention agreement relating to such asset.

     "Loans" has the meaning set forth in Section 2.1.

     "Lockbox Account" has the meaning set forth in Recital B of the Account Pledge Agreement.

     "Majority Banks" means, at any time, Banks (one of which shall be the Agent) owed at least fifty-one percent (51%) of the Obligations then outstanding or, if no Obligations are then outstanding, Banks (one of which shall be the Agent) having at least fifty-one percent (51%) of the Commitments.

     "Material Contracts" means the Processing Agreement and the Resid Processing Agreement.

     "Non-Ratable Crude and Product" means crude oil (other than Ratable Crude) and refined or partially refined crude-oil products acquired by the Borrower.

     "Notes" means (a) the Revolving Loan Note dated October 16, 1992 made by the Borrower in favor of Union Bank in the face amount of $20,000,000, (b) the Revolving Loan Note dated October 16, 1992 made by the Borrower in favor of Banque Paribas in the face amount of $15,000,000 and (c) the Revolving Loan Note dated October 16, 1992 made by the Borrower in favor of Den norske Bank ASA in the face amount of $15,000,000.

     "Note Pledge Agreement" means the Note Pledge Agreement dated as of August 18, 1992 executed by the Borrower in favor of the Agent.

     "Notice of Borrowing" has the meaning set forth in Sec-tion 2.4(a).

     "Obligations" means all payment obligations of the Borrower to the Agent or the Banks outstanding from time to time under this Agreement and the other Credit Documents, whether for principal, reimbursement of drawings under Letters of Credit (including contingent reimbursement obligations under outstanding Letters of Credit), interest, fees, expenses, indemnification or otherwise.

     "Person" means an individual, a corporation, a partnership, an association, a business trust or any other entity or organiza-tion, including any Governmental Person.

     "Processing Agreement" means the Processing Agreement dated as of July 1, 1988 between the Borrower and FRI.

     "Prospectus" means the Prospectus dated July 8, 1992 relating to the Wainoco Note Offering, as amended to include (a) financial information for the fiscal quarter ended June 30, 1992 and (b) pricing information with respect to the notes being offered.

     "Ratable Crude" means crude oil (a) delivered to the Borrower at the Refinery by common-carrier pipeline or by truck or (b) delivered to the Borrower through common-carrier pipeline, and sold by the Borrower, at Cushing, Oklahoma, in each case referred to in clauses (a) and (b) above on a predetermined, prorated basis over the course of a delivery month; provided, however, that each delivery of crude oil as described in clause (b) above shall be treated as Ratable Crude only if in each instance the Agent has received evidence reasonably satisfactory thereto that such crude oil will be delivered on a ratable basis substantially similar to that for Ratable Crude delivered to the Borrower at the Refinery.

     "Reference Rate" means the variable rate of interest per annum established by Union Bank from time to time as its "refer-ence rate." Such "reference rate" is set by Union Bank as a general reference rate of interest, taking into account such factors as Union Bank may deem appropriate, it being understood that many of Union Bank's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Union Bank may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, each change in the Reference Rate shall be effective as of the opening of business on the date announced as the effective date of any change in such "reference rate."

     "Reference Rate Loan" means, at any time, any loan that bears interest as provided in Section 2.6(a)(i).

     "Refinery" means FRI's crude-oil refinery in Cheyenne, Wyoming.

     "Register" has the meaning set forth in Section 9.8(c).

     "Resid Processing Agreement" means the Resid Processing
 Agreement dated June 1, 1991 among Conoco Inc., the Borrower and
 FRI.

     "Security Agreement" means the Security Agreement dated as of August 18, 1992 executed by the Borrower in favor of the Agent.

     "Stock Pledge Agreement" means the Stock Pledge Agreement dated as of August 18, 1992 executed by FOC in favor of the Agent.

     "Subsidiary" of any Person means any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation has or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more of its other Subsidiaries, or by one or more of such Person's other Subsidiar-ies.

     "Super-Majority Banks" means, at any time, Banks (one of which shall be the Agent) owed at least eighty-five percent (85%) of the Obligations then outstanding or, if no Obligations are then outstanding, Banks (one of which shall be the Agent) having at least eighty-five (85%) of the Commitments.

     "Support and Clawback Agreement" means the Support and Clawback Agreement dated as of August 18, 1992 executed by Wainoco in favor of the Agent.

     "Teletransmission Agreement" means the Teletransmission
 Agreement dated as of August 18, 1992 between the Borrower and Union Bank.

     "Type" refers to the distinction between LIBOR Loans and Reference Rate Loans.

     "Union Bank" means Union Bank of California, N.A. in its individual capacity as a Bank.

     "Wainoco" means Wainoco Oil Corporation, a Wyoming corpora-tion.

     "Wainoco Demand Note" means the Demand Promissory Note executed by Wainoco in favor of the Borrower substantially in the form of Exhibit A to the Note Pledge Agreement.

     "Wainoco Note Offering" means the offering by Wainoco pursuant to the Prospectus of one hundred million dollars
 ($100,000,000) principal amount of its Senior Notes Due 2002.

     Section 1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, on a basis consistent with the audited consolidated financial statements of FOC referred to in Section 6(e) of the FOC Guaranty.

     Section 1.3 Interpretation. In this Agreement the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidat-ing, amending or replacing the statute referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" are deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections), recitals, exhibits, annexes or schedules are to those of this Agreement unless otherwise indicated; references to agreements and other contrac-tual instruments are deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; and references to Persons include their respective permitted successors and assigns.


                           ARTICLE 2.
                          COMMITMENTS

     Section 2.1  Commitments.

          (a) Each Bank agrees severally, on the terms and conditions contained in this Agreement, to extend credit to the Borrower from time to time from the Closing Date to the Commit-ment Termination Date by making loans to the Borrower (the "Loans") pursuant to Section 2.4 and participating in letters of credit issued for the account of the Borrower (the "Letters of Credit") pursuant to Section 2.9, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Bank's name on the signature pages hereof or, if such Bank has entered into one or more Assignments and Acceptances, set forth for such Bank in the Register maintained by the Agent pursuant to
 Section 9.8(c); provided, however, that the sum of (i) the aggregate principal amount of all Loans outstanding, (ii) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed fifty million dollars ($50,000,000) at any time; provided further, however, that the sum of (i) the aggregate principal amount of all Loans outstanding, (ii) the Letter of Credit Usage and
 (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit shall not exceed the Borrowing Base at any time; and provided further, however, that the aggregate principal amount of all Loans outstanding at any time shall not exceed $20,000,000 (said agreement by each Bank, subject to the foregoing provisos, herein called such Bank's "Commitment"). Within the limits of each Bank's Commitment, the Borrower may borrow under Section 2.4, have Letters of Credit issued for the Borrower's account under Section 2.9, prepay Loans under
 Section 2.7(a), reborrow under Section 2.4, and have additional Letters of Credit issued for the Borrower's account under
 Section 2.9 after the expiration of previously issued Letters of Credit.

          (b) Reduction of Commitments. The Borrower shall have the right, upon at least seven (7) Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks; provided, however, that each partial reduction shall be in the aggregate amount of five million dollars ($5,000,000) or an integral multiple thereof.

     Section 2.2  Fees.

          (a) The Borrower shall pay to the Agent for the account of the Banks, from June 30, 1997 to the Commitment Termination Date, a commitment fee at the rate of .375% per annum on the average daily amount by which fifty million dollars ($50,000,000) exceeds the sum of (i) the aggregate face amount of all Letters of Credit outstanding plus (ii) the aggregate amount of all Loans outstanding. Such commitment fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on September 30, 1997, and on the Commitment Termination Date.

          (b) The Borrower shall pay to the Agent for its own account such fees as provided in the Agent's Fee Letter.

     Section 2.3  Mandatory Prepayment of Loans and Pledge of
 Cash Collateral. If at any time (a) the sum of (i) the aggregate principal amount of all Loans outstanding, (ii) the aggregate Letter of Credit Amount of all Letters of Credit outstanding and
 (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit exceeds (b) the aggregate Commitments, or if at any time (y) the sum of (i) the aggregate principal amount of all Loans outstanding, (ii) the Letter of Credit Usage and (iii) the aggregate amount of unreimbursed drawings under all Letters of Credit exceeds (z) the Borrowing Base, then, in either case, the Borrower shall immediately, without notice or request by the Agent or the Banks, prepay the Loans (together with accrued interest to the date of prepayment on the principal amount prepaid) and/or pledge additional cash collateral to the Agent to secure reimbursement of amounts available to be drawn under outstanding Letters of Credit, in an aggregate amount equal to such excess.

 A.  LOANS

     Section 2.4  Making Loans.

          (a)  Each Borrowing shall be made on notice, given
 (i) with respect to any Borrowing consisting of Reference Rate Loans, not later than 1:30 p.m., Los Angeles time, on the Business Day before the date of the proposed Borrowing and
 (ii) with respect to any Borrowing consisting of LIBOR Loans, not later than 11:00 a.m., Los Angeles time, on the third Business Day before the date of the proposed Borrowing, each such notice to be given by the Borrower to the Agent, which shall give each Bank prompt notice thereof by telecopier. Each such notice of a Borrowing (a "Notice of Borrowing") shall be in writing, or by telephone confirmed promptly in writing, by an Authorized Officer, specifying (i) the requested date of such Borrowing (which shall be a Business Day), (ii) the requested Type of Loans making up such Borrowing, (iii) the requested aggregate amount of such Borrowing, (iv) in the case of a Borrowing consisting of LIBOR Loans, the requested initial Interest Period for such LIBOR Loans and (v) the fact that the statements set forth in Sec-tion 4.2(b) are true as of the date of such Borrowing. Each Bank shall, before 11:00 a.m., Los Angeles time, on the date of such Borrowing, make available to the Agent at its address referred to in Section 9.2, in immediately available funds, such Bank's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 4, the Agent will make such funds available to the Borrower by crediting the Borrower's concentration account number 0880412175 at the Agent's aforesaid address. Notwith-standing the provisions of the first sentence of this Section 2.4(a), if the Borrower gives the Agent notice of a Borrowing consisting of Reference Rate Loans not later than 8:30 a.m., Los Angeles time, on the day of the proposed Borrowing, the Agent and the Banks will use their best efforts (but shall not be obligat-ed) to make such Reference Rate Loans available on the day on which such notice is given; provided, however, that the Agent and the Banks shall no longer be required to use their best efforts as described in this sentence if the Agent, at its sole option exercisable at any time, gives the Borrower notice of the same.

          (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill, on or before the date specified for such Borrowing in the related Notice of Borrowing, the applicable conditions set forth in Article 4, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Loan to be made by such Bank as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

          (c) Unless the Agent receives notice from a Bank before the date of any Borrowing that such Bank will not make available to the Agent such Bank's ratable portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with Section 2.4(a), and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank has not made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans making up such Borrowing and
 (ii) in the case of such Bank, the Federal Funds Rate. If such Bank repays to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan as part of such Borrowing for purposes of this Agreement.

          (d) The failure of any Bank to make the Loan to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Borrowing.

     Section 2.5  Repayment.  The Borrower shall repay to the
 Agent for the account of the Banks the outstanding principal amount of the Loans on the Commitment Termination Date.

     Section 2.6  Interest.

          (a) The Borrower shall pay interest on the unpaid principal amount of each Loan made by each Bank, from the date of such Loan until such principal amount has been paid in full,
 (i) during such periods as such Loan is a Reference Rate Loan, at a rate per annum equal at all times to the sum of the Reference Rate in effect from time to time plus 0.5% per annum, payable monthly in arrears on the last Business Day of each calendar month during such periods and on the Commitment Termination Date, and (ii) during such periods as such Loan is a LIBOR Loan, at a rate per annum equal at all times during each Interest Period for such Loan to the sum of the LIBOR Rate for such Interest Period for such Loan plus 1.75% per annum, payable on the last day of such Interest Period or, if such Interest Period is longer than 90 days, on the day that is 90 days after the first day of such Interest Period and on the last day of such Interest Period.

          (b) Any amount of principal of any Loan that is not paid when due (whether at stated maturity, by required prepay-ment, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum (the "Default Rate") equal at all times to the sum of the interest rate applicable to such Loan at the time it became due plus 3.00% per annum.

          (c) The Agent shall give prompt notice to the Borrower and the Banks of each applicable interest rate determined by the Agent for purposes of Section 2.6(a).

          (d) If the Borrower fails to select the duration of any Interest Period for any LIBOR Loans in accordance with the provisions contained in the definition of "Interest Period" in
 Section 1.1, the Agent will forthwith so notify the Borrower and the Banks, and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Reference Rate Loans.

     Section 2.7  Prepayments.

          (a) The Borrower may on any Business Day, in the case of Reference Rate Loans upon prior written notice not later than 9:00 a.m., Los Angeles time, on the day of any prepayment of such Loans, and in the case of LIBOR Loans upon at least three
 (3) Business Days' prior written notice, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Loans making up a Borrowing in whole or ratably in part, together, in the case of LIBOR Loans, with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that any prepayment of LIBOR Loans shall be made on, and only on, the last day of an Interest Period for such Loans; and provided further, however, that each partial prepayment shall be in the aggregate principal amount of one hundred thousand dollars ($100,000) or an integral multiple thereof.

          (b) If at any time the aggregate principal amount of all Loans outstanding exceeds $20,000,000, then the Borrower shall immediately, without notice or request by the Banks, prepay the outstanding principal amounts of the Loans making up one or more Borrowings in whole or ratably in part in the aggregate amount equal to such excess, together with accrued interest to the date of such prepayment on the principal amount prepaid.

     Section 2.8 Voluntary Conversion of Loans. The Borrower may on any Business Day, upon prior written notice (signed by an Authorized Officer) given to the Agent (a) with respect to any Conversion to Reference Rate Loans, not later than 11:00 a.m., Los Angeles time, on the second Business Day before the date of the proposed Conversion and (b) with respect to any Conversion to LIBOR Loans, not later than 11:00 a.m., Los Angeles time, on the third Business Day before the date of the proposed Conversion, subject to the provisions of Sections 3.2 and 3.3, Convert all the Loans of one Type making up the same Borrowing into Loans of the other Type; provided, however, that any Conversion of LIBOR Loans into Reference Rate Loans shall be made on, and only on, the last day of an Interest Period. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into LIBOR Loans, the duration of the Interest Period for such Loans. Each such notice of a Conversion shall be irrevocable and binding on the Borrower. The Agent shall give each Bank prompt notice by telecopier of each such notice of a Conversion.

 B.  LETTERS OF CREDIT

     Section 2.9  Issuance of Letters of Credit.

          (a) The Borrower shall be entitled to request the issuance of Letters of Credit by giving the Agent a Letter of Credit Request at least one (1) Business Day before the requested date of issuance of such Letter of Credit (which shall be a Business Day). Any Letter of Credit Request received by the Agent later than 3:00 p.m., Los Angeles time, shall be deemed to have been received on the next Business Day. Each Letter of Credit Request shall be made by telecopier (subject to the terms and conditions of the Teletransmission Agreement), shall be signed by an Authorized Officer, shall be irrevocable and shall be effective upon receipt by the Agent. Provided that a valid Letter of Credit Request has been received by the Agent and upon fulfillment of the other applicable conditions set forth in
 Article 4, the Agent will issue the requested Letter of Credit from its office specified in Section 9.2. If a Letter of Credit Request is received by the Agent after 3:00 p.m., Los Angeles time, on the Business Day before the requested date of issuance of the related Letter of Credit, then the Agent shall use its best efforts, but shall not be obligated, to issue such Letter of Credit on the requested date of issuance, upon fulfillment of the applicable conditions set forth in Article 4. No Letter of Credit shall have an expiration date later than sixty (60) days after the Commitment Termination Date.

          (b) Immediately upon the issuance of each Letter of Credit, the Agent shall be deemed to have sold and transferred to each Bank, and each Bank shall be deemed to have purchased and received from the Agent, in each case irrevocably and without any further action by any party, an undivided interest and participa-tion in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof in an amount equal to the product of (i) a fraction the numerator of which is the amount of the Commitment of such Bank and the denominator of which is the aggregate amount of all of the Commitments and (ii) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing). The Agent shall promptly advise each Bank of the issuance of each Letter of Credit, the Letter of Credit Amount of such Letter of Credit, any change in the face amount or expiration date of such Letter of Credit, the cancellation or other termination of such Letter of Credit and any drawing under such Letter of Credit.

     Section 2.10 Drawing and Reimbursement. The payment by the Agent of a draft drawn under any Letter of Credit shall consti-tute for all purposes of this Agreement the making by Union Bank of a Reference Rate Loan in the amount of such payment (without any requirement of compliance with the conditions set forth in
 Article 4 or with the limitations contained in Section 2.1(a), but subject to Sections 2.3 and 2.7(b)). In the event that any such Loan by Union Bank resulting from a drawing under any Letter of Credit is not repaid by the Borrower by 11:00 a.m., Los Angeles time, on the day of such drawing, Union Bank shall promptly notify the Agent, and the Agent shall promptly notify each other Bank. Each such Bank shall, on the day of such notification, make a Reference Rate Loan, which shall be used to repay the applicable portion of Union Bank's Reference Rate Loan with respect to such Letter of Credit drawing, in an amount equal to the amount of such Bank's participation in such drawing for application to repay Union Bank (without any requirement of compliance with the conditions set forth in Article 4 or with the limitations contained in Section 2.1(a), but subject to Sections
 2.3 and 2.7(b)) and shall deliver to the Agent for Union Bank's account, on the day of such notification and in immediately available funds, the amount of such Reference Rate Loan. In the event that any Bank fails to make available to the Agent for the account of Union Bank the amount of such Reference Rate Loan, Union Bank shall be entitled to recover such amount on demand from such Bank together with interest thereon at the Federal Funds Rate.

     Section 2.11 Obligations Absolute. The obligations of the Borrower under this Agreement, any Letter of Credit, any Letter of Credit Request and any other agreement or instrument relating to any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the aforementioned documents under all circumstances, including the following:

          (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Credit Document;

          (b) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), the Agent, any Bank (other than the defense of payment in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, any other Credit Document, the transactions contemplated hereby or thereby or any unrelated transaction;

          (c) any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever;

          (d) payment by the Agent under any Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

          (e) any exchange, release or nonperfection of any Collateral or other collateral, or any release, amendment or waiver of or consent to departure from any Guaranty, other Credit Document or other guaranty, for any of the Obligations of the Borrower in respect of the Letters of Credit; and

          (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

     Section 2.12  Letter of Credit Fees and Charges.

          (a) The Borrower shall pay to the Agent for the account of the Banks, from June 30, 1997 to the Commitment Termination Date, a letter of credit fee at the rate of 1.25% per annum on the aggregate of the average daily Letter of Credit Amounts of all Letters of Credit outstanding from time to time. Such letter of credit fee shall be payable monthly in arrears on the first Business Day of each calendar month, commencing on July 1, 1997, to the extent accrued during the immediately preceding calendar month.

          (b) The Borrower shall pay to the Agent for its own account such additional fees and charges (including cable charges) as are generally associated with letters of credit, in accordance with the Agent's standard internal charge guidelines.

     Section 2.13  Limits of Liability of Agent and Banks.

          (a) The Borrower agrees to the provisions in the Letter of Credit Request form; provided, however, that the terms of this Agreement shall take precedence if there is any inconsis-tency between the terms of this Agreement and the terms of said form.

          (b) The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Agent nor any Bank nor any of their respective officers or directors shall be liable or responsible for (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;
 (iii) payment by the Agent against presentation of documents that do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (iv) any other circumstance whatsoever in making or failing to make payment under any Letter of Credit; provided, however, that the Borrower shall have a claim against the Agent, and the Agent shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (A) the Agent's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (B) the Agent's willful failure to make lawful payment under any Letter of Credit after the presentation to the Agent by the beneficiary or transferee of such Letter of Credit of a draft and certifi-cates strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Agent may accept any document that appears on its face to be in order, without responsibility for further investi-gation, regardless of any notice or information to the contrary.

 C.  PAYMENT PROVISIONS

     Section 2.14  Payments.

          (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 a.m., Los Angeles time, on the day when due in U.S. dollars to the Agent at its address set forth in Section 9.2, in immediately available funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable pursuant to Section 2.2(b) or Article 3) to the Banks and like funds relating to the payment of any other amount payable to any Bank to such Bank, in each case to be applied in accordance with the terms of this Agreement.

          (b) The Borrower hereby authorizes each Bank, if and to the extent that any payment owed to such Bank is not made when due hereunder or under any other Credit Document, to charge from time to time against any or all of the Borrower's accounts with such Bank any amount so due.

          (c) Unless the Agent receives notice from the Borrower before the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date, and the Agent may, in reliance upon such assumption, cause to be distributed to any Bank on such due date an amount equal to the amount then due to such Bank. If and to the extent that the Borrower has not so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank, together with interest thereon, for each day from the date such amount is distributed to such Bank until the date on which such Bank repays such amount to the Agent, at the Federal Funds Rate.

     Section 2.15 Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     Section 2.16 Payments on Non-Business Days. Whenever any payment hereunder or under any other Credit Document is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of LIBOR Loans to be made in the next succeeding calendar month, such payment shall be made on the next preceding Business Day.

     Section 2.17 Sharing of Payments, Etc. If any Bank obtains any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it or the Letters of Credit participated in by it (other than pursuant to Section 2.2(b) or Article 3) in excess of its ratable share of payments on account of the Loans and Letters of Credit obtained by all of the Banks, then such Bank shall forthwith purchase from the other Banks such participations in the Loans made by them and the Letters of Credit participated in by them as necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from any Bank shall be rescinded, and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (a) the amount of such Bank's required repayment to (b) the total amount so recovered from the purchas-ing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this section may, to the fullest extent permitted by law, exercise all of its rights of payment (includ-ing the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

     Section 2.18  Evidence of Debt.

          (a) The indebtedness of the Borrower resulting from all Loans made by each Bank from time to time shall be evidenced by the Notes.

          (b) The books and accounts of the Agent shall be conclusive evidence, absent manifest error, of all Letter of Credit Amounts and of the amounts of all Loans, drawings under Letters of Credit, reimbursements under Letters of Credit, fees, interest and other charges advanced, due, outstanding or paid pursuant to this Agreement or any other Credit Document.


                           ARTICLE 3.
                        YIELD PROTECTION

     Section 3.1  Increased LIBOR Loan Costs.  If, due to either
 (a) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements, in the case of LIBOR Loans, included in the LIBOR Reserve Percentage) in or in the interpretation of any Governmental Rule or (b) compli-ance with any Governmental Rule (whether or not having the force of law), there is an increase in the cost to any Bank of agreeing to make, making, funding or maintaining any LIBOR Loans, then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

     Section 3.2  Illegality.  Notwithstanding any other
 provision of this Agreement, if the introduction of or any change in or in the interpretation of any Governmental Rule makes it unlawful, or any Governmental Person asserts that it is unlawful, for any Bank to perform its obligations hereunder to make LIBOR Loans or to continue to fund or maintain LIBOR Loans hereunder, then, on notice thereof and demand therefor by such Bank to the Borrower through the Agent, (a) the obligation of such Bank to make LIBOR Loans and to Convert Loans into LIBOR Loans shall be suspended until the Agent notifies the Borrower that such Bank has determined that the circumstances causing such suspension no longer exist, and (b) the Borrower shall forthwith prepay in full all LIBOR Loans of such Bank then outstanding, together with interest accrued thereon, unless the Borrower, within five
 (5) Business Days of such notice and demand, Converts all LIBOR Loans of all Banks then outstanding into Reference Rate Loans in accordance with Section 2.8.

     Section 3.3 Inadequacy of LIBOR. If, with respect to any LIBOR Loan, the Majority Banks notify the Agent that the interest rate determined pursuant to Section 2.6(a)(ii) for any Interest Period for such Loan will not adequately reflect the cost to the Majority Banks of making, funding or maintaining their respective LIBOR Loans for such Interest Period, then the Agent shall forthwith so notify the Borrower and the Banks, whereupon (a) all LIBOR Loans will automatically, on the last day of the then existing respective Interest Periods therefor, Convert into Reference Rate Loans, and (b) the obligations of the Banks to make, or to Convert Loans into, LIBOR Loans shall be suspended until the Agent notifies the Borrower and the Banks that the circumstances causing such suspension no longer exist.

     Section 3.4 Increased Letter of Credit Costs. If, after the date hereof, any change in any Governmental Rule or in the interpretation thereof by any Governmental Person charged with the administration thereof either (a) imposes, modifies or deems applicable any reserve, special-deposit or similar requirement against letters of credit or guaranties issued by or participated in, or assets held by, or deposits in or for the account of, the Agent or any Bank or (b) imposes on the Agent or any Bank any other condition regarding this Agreement, the Agent, such Bank or any Letter of Credit, and the result of any event referred to in the preceding clause (a) or (b) is to increase the cost to the Agent of issuing or maintaining any Letter of Credit or to any Bank of purchasing or maintaining any participation therein, then, upon demand by the Agent or by such Bank through the Agent, the Borrower shall pay to the Agent or to such Bank through the Agent, from time to time as specified by the Agent or by such Bank through the Agent, additional amounts sufficient to compensate the Agent or such Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Agent or such Bank, shall be conclusive and binding for all purposes, absent manifest error.

     Section 3.5 Capital Adequacy. If any Bank determines that compliance with any Governmental Rule (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and that the amount of such capital is increased by or based upon the existence of such Bank's commitment to lend hereunder and other commitments of this type or the commitment to issue or participate in, or the issuance of or participation in, the Letters of Credit (or similar contingent obligations), then, upon demand by such Bank (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's commit-ment to lend hereunder or commitment to issue or participate in, or the issuance of or participation in, Letters of Credit. A certificate as to such amounts submitted to the Borrower by such Bank shall be conclusive and binding for all purposes, absent manifest error.

     Section 3.6 Funding Losses. If any payment of principal of, or Conversion of, any LIBOR Loan is made other than on the last day of an Interest Period relating to such Loan, as a result of a payment or Conversion pursuant to Section 3.2 or accelera-tion of the maturity of the Obligations pursuant to Section 7.1 or for any other reason, the Borrower shall, upon demand by any Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Loan.

     Section 3.7 Substitution of Bank. If (a) any Bank demands payment from the Borrower in any material amount pursuant to
 Section 3.1, 3.4 or 3.5 or (b) any Bank gives notice of illegali-ty pursuant to Section 3.2, and in either case the event or circumstances causing such Bank to make such demand or give such notice is not applicable to the Majority Banks, then the Borrower shall have the right, with the assistance of the Agent, to seek a mutually satisfactory bank or banks (which may be one or more of the Banks) to substitute for such Bank by purchasing the Obligations and assuming the Commitment of such Bank; provided, however, that in any event the Borrower shall be obligated to compensate such Bank pursuant to Section 3.1, 3.4 or 3.5 or to prepay such Bank's LIBOR Loans pursuant to Section 3.2, as applicable.


                           ARTICLE 4.
                     CONDITIONS OF LENDING

     Section 4.1 Initial Loan or Letter of Credit. The obligation of each Bank to make a Loan on the occasion of the initial Borrowing hereunder, and the obligation of the Agent to issue, and of each Bank to participate in, the first Letter of Credit issued hereunder, is subject to the following conditions precedent:

          (a) the Agent shall have received the following, each dated the date hereof unless otherwise specified below, in form and substance satisfactory to the Agent and in the number of originals required by the Agent:

               (i) copies of the resolutions of the Board of Directors of the Borrower and FOC approving this Agreement and the FOC Guaranty, respectively, and of all documents evidencing other necessary corporate action and Governmental Action, if any, with respect to such Credit Documents, certified by the Secretary or an Assistant Secretary of the Borrower or FOC, as the case may be, to be correct and complete and in full force and effect as of the date of execution of each such document and as of the date hereof;

              (ii)  a certificate of the Secretary or an
 Assistant Secretary of each of the Borrower and FOC as to the incumbency, and setting forth a specimen signature, of each of the persons (A) who has signed or will sign this Agreement or the FOC Guaranty, as the case may be, and (B) who will, until replaced by other persons duly authorized for that purpose, act as the representatives of the Borrower or such Affiliate, as the case may be, for the purpose of signing documents in connection with this Agreement and the transactions contemplated hereby;

             (iii) a copy of the charter document, and each amendment thereto, of each of the Borrower and FOC certified (as of a date reasonably near the date hereof) by the Secretary of State of the state of incorporation of the Borrower or FOC, as the case may be;

              (iv) a certificate of each of the Borrower and FOC, signed on behalf of the Borrower or FOC, as the case may be, by its President or a Vice President and its Secretary or any Assistant Secretary, certifying as to (A) the absence of any amendments to the charter of the Borrower or such Affiliate, as the case may be, since the date of the Secretary of State's certificate referred to in Section 4.1(a)(iii), (B) a true and correct copy of the bylaws of the Borrower or such Affiliate, as the case may be, as in effect on the date hereof, (C) the due incorporation and good standing of the Borrower and such Affiliate as a corporation organized under the laws of its state of incorporation, and the absence of any proceeding for the dissolution or liquidation of the Borrower or such Affiliate, as the case may be, (D) the truthfulness in all material respects of the representations and warranties contained in the Credit Documents as though made on and as of the date hereof and (E) the absence of any event occurring and continuing, or resulting from the effectiveness of the Credit Documents, that constitutes a Default or an Event of Default;

               (v) a copy of one or more certificates of the Secretary of State of the state of incorporation of the Borrower and FOC, dated reasonably near the date hereof, listing the charter document and all amendments thereto of the Borrower or FOC, as the case may be, on file in its office and certifying that (A) such amendments are the only amendments to the Borrow-er's or FOC's charter document on file in its office, (B) the Borrower or FOC has paid all franchise taxes to the date of such certificate and (C) the Borrower or FOC is duly incorporated and in good standing under the laws of such state;

              (vi) duly executed copies of this Agreement, the FOC Guaranty, amendments to the other Guaranties and the Support and Clawback Agreement, an amendment to the Environmental
 Indemnity, and a consent of Wainoco, FHI, FRI and FPLI to this Agreement;

             (vii)  copies of the Indenture and the Resid
 Processing Agreement, together with all amendments thereto
 (which, in the case of the Resid Processing Agreement, shall show a termination date no earlier than June 30, 1999), all certified by the Secretary or Assistant Secretary of the Borrower or Wainoco, as applicable, as being and correct and complete and in full force and effect;

            (viii) an updated environmental report prepared by ENSR Consulting and Engineering, dated no earlier than June 1997 and updating its environmental report dated August 1991 (as previously updated), addressed to the Agent and bringing current the status, and, if required by the Agent, expanding the scope, of the environmental issues discussed in the earlier report;

              (ix)  favorable opinions of counsel for the
 Borrower and FOC, as to such matters as any Bank through the Agent may request; and

               (x)  a Borrowing Base Certificate containing
 information as of Wednesday, June 25, 1997;

          (b) the Borrower shall have paid (i) a renewal fee of $100,000 to the Agent for the account of the Banks and (ii) all other accrued interest, fees and expenses (as provided in this Agreement and the other Credit Documents) of the Agent and the Banks, to the extent due; and

          (c) the Banks shall have received such other approv-als, opinions, evidence and documents as the Agent may reasonably request.

     Section 4.2 Loans. The obligation of each Bank to make a Loan on the occasion of each Borrowing is subject to the limitations of the Commitment, to the performance by the Borrower of all of its obligations under this Agreement and to the satisfaction of the following further conditions:

          (a) the Agent shall have received a Notice of Borrowing with respect to such Loan;

          (b) the following statements shall be true (and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

               (i) the representations and warranties contained in each Credit Document are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

              (ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default or Event of Default;

             (iii) there are no "Short-Term Loans" (as defined in Section 1 of the FOC Guaranty) outstanding; and

              (iv) during the five (5) Business Days immediately preceding such Borrowing, neither the Borrower nor any Affiliate has made any "Long-Term Loan" (as defined in Section 1 of the FOC Guaranty) or made any distribution or taken any of the other actions described in Section 6.7 of this Agreement, Sec-tion 7.2(h) of the FOC Guaranty or Section 7.2(h) of the FHI Guaranty; and

          (c) the Agent shall have received such other approv-als, opinions and documents as any Bank through the Agent may reasonably request.

     Section 4.3 Letters of Credit. The obligation of the Agent to issue, and of each Bank to participate in, any Letter of Credit is subject to the limitations of the Commitment, to the performance by the Borrower of all of its obligations under this Agreement and to the satisfaction of the following further conditions:

          (a)  the Agent shall have received a Letter of Credit
 Request with respect to such Letter of Credit;

          (b) the following statements shall be true (and each delivery of a Letter of Credit Request shall constitute a representation and warranty by the Borrower that on the date of issuance of the applicable Letter of Credit such statements are true):

               (i) the representations and warranties contained in each Credit Document are correct in all material respects on and as of the date of issuance of such Letter of Credit, before and after giving effect to the issuance of such Letter of Credit, as though made on and as of such date; and

              (ii) no event has occurred and is continuing, or would result from the issuance of such Letter of Credit, that constitutes a Default or Event of Default; and

          (c) the Agent shall have received such other approv-als, opinions and documents as any Bank through the Agent may reasonably request.


                           ARTICLE 5.
                 REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants as set forth below.

     Section 5.1  Corporate Existence and Power.  The Borrower
 (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified or licensed as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed (except for jurisdictions in which the failure to so qualify or be in good standing would not have a material adverse effect on the business, condition (financial or other-wise), operations, performance, properties or prospects of the Borrower) and (c) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

     Section 5.2 Authorization. The execution, delivery and performance by the Borrower of this Agreement and each other Credit Document to which the Borrower is or is to be a party, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not
 (a) contravene the Borrower's charter documents or bylaws,
 (b) violate any Governmental Rule, (c) conflict with or result in the breach of, or constitute a default under, any Material Contract, loan agreement, indenture, mortgage, deed of trust or lease, or any other contract or instrument binding on or affecting the Borrower or any of its properties, the conflict, breach or default of which would be reasonably likely to have a material adverse effect on the business condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the ability of the Borrower to perform its obligations under any of the Credit Documents, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower, other than in favor of the Agent. The Borrower is not in violation of any such Governmental Rule or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower.

     Section 5.3 Governmental Action. No Governmental Action is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Credit Document to which the Borrower is or is to be a party, or for the consummation of the transactions contemplated hereby or thereby, except for Governmental Action that has been duly obtained, taken, given or made and is in full force and effect. This Agreement has been, and each other Credit Document to which the Borrower is or is to be a party when delivered hereunder will be, duly executed and delivered by the Borrower.

     Section 5.4 Binding Effect. This Agreement is, and each other Credit Document to which the Borrower is or is to be a party when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the enforceabil-ity thereof may be limited to bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally.

     Section 5.5 Other Information. No information, exhibit or report furnished by the Borrower to the Agent or any Bank in connection with the negotiation of the Credit Documents or pursuant to the terms of any of the Credit Documents contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances in which made, not misleading.

     Section 5.6 Litigation. There is no action, suit, investigation, litigation or proceeding affecting the Borrower pending or, to the best knowledge of the Borrower, threatened before any Governmental Person or arbitrator (a) that would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or (b) that purports to affect the legality, validity or enforceability of this Agreement or any other Credit Document or the consummation of the transactions contemplated hereby or thereby.

     Section 5.7 Subsidiaries. The Borrower has no Subsidiar-ies.

     Section 5.8 Trademarks, Etc. The Borrower possesses all necessary trademarks, trade names, copyrights and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights or licenses of others.

     Section 5.9 Fire, Etc. Neither the business nor the properties of the Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, or other casualty (whether or not covered by insurance) that would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower.

     Section 5.10 Burdensome Agreements. The Borrower is not a party to any indenture, loan agreement, credit agreement, lease or other agreement or instrument, or subject to any charter or corporate restriction, that would be reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or on the ability of the Borrower to carry out its obligations under this Agreement or any other Credit Document.

     Section 5.11 Taxes. The Borrower has filed, or there has been filed on its behalf, all tax returns (federal, state, local and foreign) required to be filed before the date of the making of this representation and warranty, and the Borrower has paid all taxes shown thereon to be due, including interest, additions to taxes and penalties, or has provided adequate reserves for the payment thereof.

     Section 5.12 Title to Properties. The Borrower has good and marketable title to all properties, real or personal, purported to be owned by it.

     Section 5.13 Ownership. Wainoco is the legal and benefi-cial owner of all of the outstanding capital stock of FHI, and such stock is not subject to any Lien. FHI is the legal and beneficial owner of all of the outstanding capital stock of FOC, and such stock is not subject to any Lien. FOC is the legal and beneficial owner of all of the outstanding capital stock of FORC, FRI and FPLI, and such stock is not subject to any Lien (other than, in the case of the stock of FORC, in favor of the Agent).


                           ARTICLE 6.
                           COVENANTS

     So long as (1) any Commitment is in effect, (2) any Letter of Credit is outstanding or (3) any Obligation remains unpaid, unless compliance has been waived in writing by the Majority Banks, the Borrower will observe the covenants set forth below.

 A.  AFFIRMATIVE COVENANTS

     Section 6.1  Information.  The Borrower will deliver
 directly to each Bank the following:

          (a) by 2:00 p.m., Los Angeles time, on the sixth day after (but excluding any weekday that is a federal holiday observed in the State of Colorado) each biweekly date of calcula-tion referred to below, an Accounts aging schedule in form satisfactory to the Agent and a Borrowing Base Certificate, both as of Wednesday of every other week, commencing with July 9, 1997, or, if an Inventory Audit is conducted during such week, as of the date of such Inventory Audit, together with, in the case of each Borrowing Base Certificate that is the first Borrowing Base Certificate with an effective date in a calendar month following a calendar month in which an Inventory Audit was not performed, a certification by the Borrower's Chief Financial Officer or President to the effect that the volume of Inventory contained in each tank located at the Borrower's Cheyenne refinery, as determined by the reading of tank sight gauges as of the last day of the preceding calendar month and after any necessary recalibration of such sight gauges, equals the volume of Inventory (plus or minus 2%) contained in such tank that was simultaneously determined by the Borrower's physical measurement of such Inventory, using standard industry practices and standard tank-gauging wire-line devices;

          (b) as soon as available and in any event within forty-five (45) days after the end of each calendar month, a certificate of the chief financial officer or chief accounting officer of the Borrower stating (i) whether the Borrower is in compliance with all of its covenants and agreements contained in the Credit Documents and (ii) whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

          (c) forthwith upon the occurrence of any Default or Event of Default, a certificate of the chief financial officer or chief accounting officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

          (d) forthwith upon any return, recovery, dispute or claim concerning Accounts or sales of Inventory and exceeding two hundred fifty thousand dollars ($250,000) in any instance, a certificate of the chief financial officer or chief accounting officer of the Borrower setting forth the details thereof; and

          (e) promptly upon request, such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower as any Bank may from time to time reasonably request.

     Section 6.2 Audits. At any reasonable time and from time to time, upon reasonable prior notice to the Borrower, the Borrower will permit the Agent and its consultants, agents and representatives to examine and make copies of and abstracts from the records and books of account of, and visit the properties and have access to the assets of, the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of its officers, directors and employees and with its independent certified public accountants, including for the purpose of conducting Inventory Audits (which shall be conducted at least once during each semiannual fiscal period of the Borrower, as of the last day of such period) and Commercial Finance Audits (which shall be conducted at least semiannually).

     Section 6.3 Returns and Allowances. The Borrower will treat returns and allowances, if any, between the Borrower and its customers on the same basis and in accordance with the usual and customary practices of the Borrower as they existed before the date hereof, but such returns and allowances for any fiscal year shall in no event exceed two percent (2%) of total sales for the previous fiscal year.

     Section 6.4 Other Covenants. The Borrower will do, or refrain from doing, as applicable, all things as necessary to permit FOC to comply with the covenants contained in Section 7 of the FOC Guaranty.

     Section 6.5  Performance of Material Contracts.  The
 Borrower will (a) perform and observe all of the terms and provisions of each Material Contract to be performed or observed by it, maintain each Material Contract in full force and effect and enforce each Material Contract in accordance with its terms, except in each case to the extent that the failure to do so would not have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, and (b) upon reasonable request by the Agent, make to each other party to each Material Contract such demands and requests for information, reports or action as the Borrower is entitled to make under such Material Contract.

 B.  NEGATIVE COVENANTS

     Section 6.6  Cleanup Period.   The Borrower will not permit
 any calendar quarter to pass without there being a period of at least five (5) consecutive Business Days in such calendar quarter during which the Borrower either (a) has no Loans outstanding or
 (b) to the extent any Loans are outstanding during such period, maintains an amount equal to the aggregate principal amount of such Loans in the "Control Account" (as defined in the Account Pledge Agreement).

     Section 6.7 Dividends, Etc. The Borrower will not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholder as such, or make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholder as such (in this Section 6.7, all of the foregoing actions by the Borrower collectively called "making a distribu-tion"), if and so long as (a) any Loan is outstanding, (b) any Default or Event of Default other than pursuant to Sec-tion 7.1(c), or any Default or Event of Default pursuant to
 Section 7.1(c) that the Majority Banks believe, in their reasonable judgment, to be material (and a Default or Event of Default pursuant to Section 7.1(c) shall be deemed to be material unless the Agent notifies the Borrower in writing that the Majority Banks believe such Default or Event of Default not to be material), has occurred and is continuing or would result from making a distribution or (c) there has been an acceleration of the Obligations; provided, however, that, in any case described in clause (b) or (c) above, the Borrower shall not be prohibited from making a distribution if and to the extent that (i) the same is not made from, or from cash derived from the liquidation or conversion of, any Collateral or (ii) the same is made from, or from cash derived from the liquidation or conversion of, Collateral (A) that the Super-Majority Banks, in their sole and absolute discretion, determine to be unnecessary to fully and adequately secure the Obligations and (B) as to which the Agent so notifies the Borrower in writing.

     Section 6.8 Use of Loans and Letters of Credit. The Borrower will not use the proceeds of any Loan other than for its working capital purposes. The Borrower will not request the issuance of any Letter of Credit other than to support (a) its purchases of crude oil or petroleum products or (b) other obliga-tions of the Borrower incurred in the ordinary course of business and as to which the Agent and the Banks have agreed, in their sole and absolute discretion, to support the same by issuance of and participation in a Letter of Credit.

     Section 6.9 Amendment, Etc. of Material Contracts. The Borrower will not (a) cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof,
 (b) amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, to the extent that the same would impair the value of the interest or rights of the Borrower thereunder in any material respect or would impair the interest or rights of the Agent or any Bank, (c) waive any default under or breach of any Material Contract, (d) agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract, to the extent that the same would impair the value of the interest or rights of the Borrower thereunder in any material respect or would impair the interest or rights of the Agent or any Bank or (e) take any other action in connection with any Material Contract that would impair the value of the interest or rights of the Borrower thereunder in any material respect or that would impair the interest or rights of the Agent or any Bank.


                           ARTICLE 7.
                       EVENTS OF DEFAULT

     Section 7.1 Events of Default. If any one or more of the following events (each an "Event of Default") occurs and is continuing:

          (a)  the Borrower fails to pay any Obligation when due;

          (b) any representation or warranty made by the Borrower, any Affiliate or any Subsidiary of any thereof (or any of their respective officers) in or in connection with any Credit Document proves to have been incorrect in any material respect when made;

          (c) the Borrower or FOC, as applicable, fails to perform or observe any term, covenant or agreement contained in
 Article 6.B. or in Section 7.2 of the FOC Guaranty; or the Borrower or any Affiliate fails to perform or observe any other term, covenant or agreement of any Credit Document on its part to be performed or observed, and the same is not remedied within ten
 (10) days after written notice thereof has been given to the Borrower by the Agent;

          (d) the Borrower, any Affiliate or any Subsidiary of any thereof fails to pay any principal of any Debt thereof outstanding in a principal amount of at least one million dollars ($1,000,000) in the aggregate (excluding the Obligations), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or other-
 wise), and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; any other event occurs or condition exists under any agreement or instrument relating to any such Debt and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt is declared to be due and payable, or is required to be prepaid, redeemed, purchased or defeased (other than by a regularly scheduled required prepay-ment, redemption, purchase or defeasance), or an offer to prepay, redeem, purchase or defease such Debt is required to be made, in each case before the stated maturity thereof;

          (e) the Borrower, any Affiliate or any Subsidiary of any thereof generally does not pay its debts as such debts become due, admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; any proceeding is instituted by or against the Borrower, any Affiliate or any Subsidiary of any thereof seeking to adjudicate it a bankrupt or insolvent, seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property; or the Borrower, any Affiliate or any Subsidiary of any thereof takes any corporate action to authorize any of the actions set forth above in this subsec-tion (e);

          (f) any judgment or order for the payment of money in excess of one million dollars ($1,000,000) is rendered against the Borrower, any Affiliate or any Subsidiary of any thereof, and either (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is any period of ten
 (10) consecutive days (or, if the entire amount is covered by insurance (subject to applicable deductibles), 30 consecutive days) during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect, unless such judgment or order has been vacated, satis-fied, dismissed, or bonded pending appeal or, in the case of a judgment or order the entire amount of which is covered by insurance (subject to applicable deductibles), is the subject of a binding agreement with the plaintiff and the insurer covering payment therefor;

          (g) there occurs, in the reasonable judgment of the Majority Banks, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, FHI, FOC, FRI, FPLI or any Subsidiary of any thereof;

          (h) any provision of any Credit Document for any reason ceases to be valid and binding on or enforceable against, in any material respect, the Borrower or any Affiliate party thereto, or the Borrower or such Affiliate so states in writing; or

          (i) for any reason except to the extent permitted by the terms of the Security Agreement, the Account Pledge Agree-ment, the Note Pledge Agreement or the Stock Pledge Agreement, there ceases to be a valid and perfected first-priority security interest in favor of the Agent in any of the Collateral purported to be covered by any of such agreements;

 then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank to make Loans, and the obligation of the Agent to issue Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and
 (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the Obliga-tions, all interest thereon and all other amounts payable under this Agreement and the other Credit Documents to be forthwith due and payable, whereupon (A) the Obligations, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (B) to the extent any Letters of Credit are then outstanding, the Borrower shall deposit with and pledge to the Agent cash collateral in the aggregate Letter of Credit Amount of such Letters of Credit; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower, any Affiliate or any Subsidiary of any thereof under the Federal Bankruptcy Code, (x) the obligation of each Bank to make Loans and of the Agent to issue Letters of Credit shall be terminated automatically, and (y) the Loans, all such interest and all such amounts (including such cash collateral) shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                           ARTICLE 8.
                           THE AGENT

     Section 8.1 Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Credit Documents (including enforcement of and collection under the Credit Documents), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to the Credit Documents or applicable law. The Agent agrees to give each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

     Section 8.2 Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent (a) may treat any Bank that has signed this Agreement or an Assignment and Acceptance as the holder of the applicable portion of the Obligations; (b) may consult with legal counsel (including counsel for the Borrower or any Affiliate), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with the Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Document on the part of the Borrower or any Affiliate or to inspect the property (including the books and records) of the Borrower or any Affiliate;
 (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of any Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or otherwise) believed by it to be genuine and signed or sent by the proper party or parties.

     Section 8.3  Union Bank and Affiliates.   With respect to
 its Commitment, the Loans made by it, the Note issued to it and the Letters of Credit participated in by it, Union Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Union Bank in its individual capacity. Union Bank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any Affiliate, any Subsid-iary of any thereof and any Person that may do business with or own securities of the Borrower, any Affiliate or any such Subsidiary, all as if Union Bank were not the Agent and without any duty to account therefor to the Banks.

     Section 8.4 Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance on the Agent or any other Bank and based on the financial statements referred to in Section 6(e) of the FOC Guaranty and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance on the Agent or any other Bank and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     Section 8.5 Indemnification. The Banks agree to indemnify the Agent (to the extent not promptly reimbursed by the Borrow-er), ratably according to the respective principal amounts of the Obligations then held by each of them (or if no Obligations are at the time outstanding or if any Obligations are then held by Persons that are not Banks, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Credit Documents or any action taken or omitted by the Agent under the Credit Documents; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrower under Section 9.4, to the extent that the Agent is not reimbursed for such costs and expenses by the Borrower.

     Section 8.6 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and may be removed at any time with or without cause with the written approval of the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent has been so appointed by the Majority Banks, and has accepted such appoint-ment, within thirty (30) days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least five hundred million dollars ($500,000,000). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Credit Documents.
 After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was agent under this Agreement.

     Section 8.7  Agent as Collateral Holder.

          (a) Except for action expressly required of the Agent hereunder or under any other Credit Document as holder of any Collateral, the Agent shall in all cases be fully justified in refusing to act hereunder and thereunder unless it is further indemnified to its satisfaction by the Banks, proportionately in accordance with the Obligations then due and payable to each of them, against any and all liability and expense that may be incurred by the Agent by reason of taking or continuing to take any such action.

          (b) Except as expressly provided herein, the Agent shall have no duty to take any affirmative steps with respect to the collection of amounts payable in respect of the Collateral. The Agent shall incur no liability as a result of any private sale of the Collateral.

          (c) The Banks hereby consent, and agree upon written request by the Agent to execute and deliver such instruments and other documents as the Agent may deem desirable to confirm such consent, to the release of the Liens on the Collateral, including any release in connection with any sale, transfer or other disposition of the Collateral or any part thereof, in accordance with the Credit Documents.

          (d) The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that the Agent accords its own property, it being understood that neither the Agent nor any Bank shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent or any Bank is deemed to have knowledge of such matters, or
 (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral.


                           ARTICLE 9.
                         MISCELLANEOUS

     Section 9.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Note, or consent to any departure by the Borrower therefrom, shall be effective unless in writing and signed or consented to (in writing) by the Majority Banks (and, in the case of amendments, the Borrower), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed or consented to (in writing) by all of the Banks, do any of the following: (a) waive any of the conditions specified in Article 4; (b) increase the Commitments of the Banks or subject the Banks to any additional obligations; (c) release any Collateral, except in accordance with the terms of the Credit Documents; (d) reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder; (e) postpone any date fixed for (i) payment of principal of, or interest on, the Loans, (ii) reimbursement of drawings under Letters of Credit or
 (iii) payment of fees or other amounts payable hereunder;
 (f) change the percentage of the Commitments or of the Obliga-tions outstanding, or the number of Banks, required for the Banks or any of them to take any action hereunder; or (g) amend this
 Section 9.1; and provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Credit Document.

     Section 9.2 Notices, Etc. All notices and other communica-tions provided for hereunder shall be in writing (including by telecopier) and shall be mailed, telecopied or delivered, if to the Borrower, to it at 5340 South Quebec, Suite 200N, Englewood, Colorado 80111, telecopier number (303) 714-0163, Attention:
 Mr. Jon D. Galvin; if to any Bank, to it at the address or telecopier number set forth below its name on the signature pages hereof or in the Assignment and Acceptance by which it became a party hereto; if to the Agent, to it at 445 South Figueroa Street, Los Angeles, California 90071, telecopier number
 (213) 236-4096, Attention: Energy Capital Services; or, as to each party, to it at such other address or telecopier number as designated by such party in a written notice to the other parties. All such notices and communications shall be deemed received, (a) if personally delivered, upon delivery, (b) if sent by first-class mail, on the third Business Day following deposit into the mails and (c) if sent by telecopier, on the Business Day following such sending, except that notices and communications to the Agent pursuant to Article 2 or 8 shall not be effective until received by the Agent.

     Section 9.3 No Waiver; Remedies. No failure on the part of any Bank or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, and no single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

     Section 9.4 Costs and Expenses. The Borrower agrees to pay on demand (a) all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Credit Documents and the other documents to be delivered hereunder, including (i) the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities, or the perfection, protection or reservation of rights or interests, under this Agreement, the other Credit Documents and such other documents to be delivered hereunder, and (ii) the fees and expenses of any consultants, auditors or accountants engaged by the Agent pursuant hereto (including for Commercial Finance Audits (provided that the Borrower shall not be required to pay for more than three Commercial Finance Audits conducted during any single calendar year), Inventory Audits (provided that the Borrower shall not be required to pay for more than three Inventory Audits conducted during any single calendar year) and the reports referred in Sections 4.1(a)(ix) and (x)), and (b) all costs and expenses of the Agent and the Banks (including reasonable counsel fees and expenses of the Agent and the Banks) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Credit Documents and the other documents to be delivered hereunder, whether in any action, suit or litigation, any bankruptcy, insolvency or similar proceeding or otherwise.

     Section 9.5 Indemnification. The Borrower hereby agrees to indemnify and hold harmless the Agent and each Bank and each of their respective officers, directors, employees, agents, advisors and affiliates (each an "Indemnified Person") from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur, or that may be claimed, asserted or awarded against any of them by any Person, in each case arising out of, related to or in connection with, or in connection with the preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with, any Credit Document, any Loan, any Letter of Credit, the Wainoco Note Offering, the consummation of any transaction contemplated hereby or thereby, the transfer of or payment or failure to pay under any Letter of Credit or the use by the Borrower or the beneficiary of any Letter of Credit of the proceeds of any Loan or of any drawing under any Letter of Credit, except to the extent that any such claim, damage, loss, liability, cost or expense is found in a final, nonappealable judgment by a court of competent jurisdic-tion to have resulted from such Indemnified Person's gross negligence or willful misconduct.

     Section 9.6 Right of Setoff. Upon (a) the occurrence and during the continuation of any Event of Default and (b) the making of the request or the granting of the consent specified by
 Section 7.1 to authorize the Agent to declare the Obligations due and payable pursuant to the provisions of Section 7.1, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the other Credit Documents, irrespective of whether such Bank has made any demand under this Agreement or any such other Credit Document and although such obligations may be unmatured. Each Bank agrees to notify the Borrower promptly after any such setoff and applica-tion made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this section are in addition to other rights and remedies (including other rights of setoff) that such Bank may have.

     Section 9.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Banks and their respective successors and assigns, except that the Borrower shall not have the right to assign any of its rights and obligations hereunder without the prior written consent of the Majority Banks.

     Section 9.8  Assignments and Participations.

          (a) Union Bank may assign to one or more banks or other entities, and any Bank may assign (i) to any other Bank,
 (ii) to any bank or other entity as necessary, or as reasonably deemed by such assigning Bank to be appropriate, in order to comply with or implement any Governmental Rule or Governmental Action affecting such Bank or (iii) to any Subsidiary or other affiliate of such Bank, all of or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and its participations in outstanding Letters of Credit); provided, however, that (A) except in the case of an assignment to a Person that, immediately before such assignment, was a Bank, the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than five million dollars ($5,000,000) and (B) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the date of delivery thereof to the Agent or, if so specified in such Assignment and Acceptance, the date of acceptance thereof by the Agent, (1) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank hereunder and (2) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

          (b) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no represen-tation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any Affiliate or any of their respective Subsidiaries or the performance or observance by the Borrower or any Affiliate of any of their respective obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 6(e) of the FOC Guaranty and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it may deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank.

          (c) The Agent shall maintain at its address set forth in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and the amount of Obligations owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in proper form and if such assignee is acceptable to the Agent,
 (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

          (e) Each Bank may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Loans owing to it and its participations in outstanding Letters of Credit); provided, however, that
 (i) such Bank's obligations under this Agreement (including its Commitment to the Borrower hereunder) shall remain unchanged,
 (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and (iv) no partici-pant under any such participation shall have any right to approve any amendment or waiver of any provision of any Credit Document, or any consent to any departure by the Borrower or any Affiliate therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substan-tially all of the Collateral, except as provided in the Credit Documents.

          (f) Any Bank may, in connection with any assignment or participation or proposed assigned or participation pursuant to this Section 9.8, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Bank by or on behalf of the Borrower.

     Section 9.9  Governing Law.  THIS AGREEMENT AND THE NOTES
 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS
 OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND
 PERFORMED IN THE STATE OF CALIFORNIA.

     Section 9.10 Headings. The section and subsection headings used herein have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

     Section 9.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     Section 9.12  Arbitration.

          (a)  Claims or Controversies Subject to Arbitration.
 Any claim or controversy between or among any of the parties to this Agreement (the parties to this Agreement that are also parties to such claim or controversy herein called the "Parties") that arises out of or relates to (i) any Credit Document,
 (ii) any negotiation, correspondence or communication relating to any Credit Document, whether or not incorporated into any Credit Document or any indebtedness evidenced thereby, (iii) the administration or management of any Credit Document or any indebtedness evidenced thereby or (iv) any alleged agreement, promise, representation or transaction in connection therewith, including any claim or controversy that arises out of or is based upon an alleged tort, shall, at the written request of any Party, be determined by binding arbitration. The arbitration shall be conducted in accordance with Title 9 of the California Code of Civil Procedure, Sections 1280 et seq. (the "California Arbitration Act") and under the Commercial Rules of the American Arbitration Association (the "AAA"). IN CONNECTION WITH ANY SUCH ARBITRATION, THE PARTIES HEREBY EXPRESSLY, INTENTIONALLY AND DELIBERATELY WAIVE ANY RIGHT THAT THEY MAY OTHERWISE HAVE TO TRIAL BY JURY OF ANY SUCH CLAIM OR CONTROVERSY.

          (b) Selection of Arbitrator. Within 30 days after written demand, or within 30 days after commencement by any Party of any lawsuit subject to this Section 9.12, a single neutral arbitrator shall be selected pursuant to the Commercial Rules of the AAA. However, the arbitrator selected must be a retired state- or federal-court judge with at least 5 years of judicial experience in civil matters. In the event that the selection pursuant to the Commercial Rules of the AAA does not result in the appointment of a single neutral arbitrator within 30 days, any Party may petition the court to appoint a single neutral arbitrator who is a retired state- or federal-court judge with at least 5 years of judicial experience in civil matters. The Parties shall bear equally the fees and expenses of the arbitra-tor unless the arbitrator otherwise provides in any award thereby.

          (c) Powers of and Limitations on Arbitrator. The arbitrator shall have the powers provided by the California Arbitration Act and the Commercial Rules of the AAA, including the powers described below, except as provided in this Section 9.12.

               (i) The arbitrator shall determine all challenges to the legality or enforceability of this Section 9.12.

              (ii)  The arbitrator shall apply the rules of
 evidence to the same extent as they would be applied in a court of law.

             (iii) The arbitrator shall give effect to all legal and equitable defenses in determining any claim or controversy, including statutes of limitation, the statute of frauds, waiver and estoppel.

              (iv) A Party may not conduct discovery unless the arbitrator grants such Party leave to do so upon a showing of good cause. All discovery shall be completed within 90 days after the appointment of the arbitrator. The arbitrator shall limit discovery to nonprivileged material that is relevant to the issues to be determined by the arbitrator.

               (v)  The AAA shall determine the time of the
 hearing and shall designate its location from among the cities of Los Angeles, San Diego and San Francisco, based upon the conve-nience of the arbitrator, the Parties and any witnesses. How-ever, such hearing shall be commenced within 30 days after completion of discovery, unless the arbitrator grants a continu-ance upon a showing of good cause by any Party. At least 7 days before the date set for such hearing, the Parties shall exchange copies of exhibits to be offered as evidence, and lists of the witnesses who will testify, at such hearing. Once commenced, the hearing shall proceed from day to day until completed, unless the arbitrator grants a continuance upon a showing of good cause by any Party. Any Party may cause to be prepared, at its expense, a written transcription or electronic recordation of such hearing.

              (vi) Any award by the arbitrator shall be set forth in a written decision supported by findings of fact and conclusions of law that the arbitrator shall deliver to the Parties concurrently with such award.

             (vii)  The award of the arbitrator may include
 equitable relief.

            (viii) The arbitrator may not award punitive damages unless the arbitrator first makes written findings of fact that would satisfy the requirements for recovery of punitive damages under California law. No such award of punitive damages shall exceed a sum equal to twice the amount of actual damages as determined by the arbitrator.

              (ix) The arbitrator shall have the power to award reasonable attorneys' fees (including a reasonable allocation for the costs of in-house counsel) and costs to the prevailing party.

               (x)  The provisions of California Civil Code
 Sections 47 et seq. shall apply to the arbitration to the same extent as they would apply to a judicial proceeding subject to such provisions.

              (xi) The laws of the State of California shall govern the arbitration pursuant to this Section 9.12.

          (d)  Provisional Remedies, Self-Help and Foreclosure.
 No provision of this Section 9.12 shall limit the right of any Party (i) to exercise self-help remedies, including setoff,
 (ii) to foreclose against or sell any collateral, by power of sale or otherwise, or (iii) to obtain or oppose provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of the arbitration. The exercise of, or opposition to, any such remedy shall not waive the right of any Party to arbitration pursuant to this Section 9.12. If any obligation under any Credit Document is or becomes secured by an interest in real property, then no claim or controversy shall be submitted to arbitration without the consent of all Parties. If any Party does not consent to such submission, then the claim or controversy shall be determined by a judicial action in which all decisions of fact and law shall, at the request of any Party, be referred to a referee in accordance with California Code of Civil Procedure Sections 638 et seq. The referee shall be selected pursuant to the provisions of Section 9.12(b) and shall have the powers conferred upon an arbitrator by Section 9.12(c). Judgment upon the award rendered by such referee shall be entered in the court in which such judicial action was commenced, in accordance with California Code of Civil Procedure Sections 644 et seq.

          (e) Miscellaneous. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. In the event that multiple claims are asserted, some of which are found to be not subject to this Section 9.12, the Parties agree to stay the proceedings of the claims not subject to this Section
 9.12 until all other claims are resolved in accordance with this
 Section 9.12. In the event that claims are asserted against multiple parties, some of which are not subject to this Section 9.12, the Parties agree to sever the claims subject to this
 Section 9.12 and to resolve them in accordance with this Section
 9.12. In the event that any provision of this Section 9.12 is found to be illegal or unenforceable, the remainder of this
 Section 9.12 shall remain in full force and effect.

     Section 9.13  Reference to and Effect on Credit Documents.

          (a) On and after the effective date of this Agreement, each reference in the other Credit Documents to "the Credit Agreement," "thereunder," "thereof," "therein" or any other expression of like import referring to the Revolving Credit and Letter of Credit Agreement dated as of August 10, 1992 among the parties to this Agreement shall mean and be a reference to this Agreement.

          (b) Except as amended or amended and restated as of the date hereof, the Credit Documents shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, the Security Agreement, the Account Pledge Agreement, the Note Pledge Agreement, the Stock Pledge Agreement and all of the Collateral described therein do and shall continue to secure the payment of all obligations stated to be secured thereby under this Agreement and the other Credit Documents.

          (c) The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any Bank or the Agent under any of the Credit Documents or constitute a waiver of any provision of any of the Credit Documents.


                         FRONTIER OIL AND REFINING COMPANY



                         By: /s/ Jon D. Galvin
                             --------------------------
                             Jon D. Galvin
                             Vice President and
                               Chief Financial Officer



 Commitment

 $20,000,000             UNION BANK OF CALIFORNIA, N.A.,
                           as Agent and as a Bank



                         By:  /s/ Walter M. Roth
                              -------------------------
                              Walter M. Roth
                              Vice President

                         Union Bank of California, N.A.
                         445 South Figueroa Street
                         Los Angeles, California 90071
                         Telecopier:  (213) 236-4096
                         Attention:  Energy Capital Services



 $15,000,000             BANQUE PARIBAS



                         By:  /s/ Douglas R. Liftman
                              ------------------------
                              Douglas R. Liftman
                              Vice President



                         By:  /s/ Barton D. Schoest
                              ------------------------
                              Barton D. Schoest
                              Group Vice President

                         Banque Paribas
                         Houston Agency
                         1200 Smith Street, Suite 3100
                         Houston, Texas 77002
                         Telecopier:  (713) 659-3832
                         Attention:  Mr. Douglas R. Liftman
                                     Vice President



 $15,000,000             DEN NORSKE BANK ASA



                         By:  /s/ Morten Bjornsen
                              ------------------------
                              Morten Bjornsen
                              Senior Vice President



                         By:  /s/ J. Morten Kreutz
                              ------------------------
                              J. Morten Kreutz
                              Vice President

                         Den norske Bank ASA
                         Houston Representative Office
                         333 Clay Street, Suite 4890
                         Houston, Texas 77002
                         Telecopier:  (713) 757-1167
                         Attention:  Mr. Byron L. Cooley
                                      Senior Vice President


                                                       SCHEDULE 1


          LETTER OF CREDIT BANKS FOR ELIGIBLE ACCOUNTS



                                        Maximum Aggregate
                                        Face Amount of
           Bank                         Letters of Credit


     Union Bank of California, N.A.     unlimited

     The Bank of Tokyo-Mitsubishi, Ltd. unlimited

     Any bank domiciled in the
     United States with a credit
     rating of at least:

         1.  AA- or Aa3                 $8,000,000

         2.  A                          $3,000,000

         3.  BBB or Baa                 $2,000,000

                                                       SCHEDULE 2


                    APPROVED ACCOUNT DEBTORS



 Amerada Hess Corporation
           Arco Oil & Gas Company*
           Ashland Oil Inc.*
           Ashland Petroleum Company*
           Bear Stearns & Co., Inc.
           Burlington Northern Railroad Company*
           Chevron USA, Inc.*
           Citgo Petroleum Corporation*
           Conoco, Inc.*
           Diamond Shamrock, Inc.*
           Enron Capital & Trade Resources Corp.*
           Enron Corp.*
           Enron Oil Trading and Transportation Company
           Enron Products Marketing Company
           Exxon Company USA*
           Exxon Supply Company*
           Koch Oil Company*
           Mapco Petroleum, Inc.
           Marathon Petroleum Co., Inc.*
           Mobil Oil Corporation*
           Morgan Stanley Group, Inc.*
           Murphy Oil USA Inc.*
           Phillips Petroleum Corporation*
           Scurlock Permian Corporation*
           Shell Oil Company*
           Texaco Refining and Marketing Company*
           Texaco Trading and Transportation Inc.*
           Union Pacific Railroad*
           Unocal Corporation



 Unless marked by an asterisk, each entity listed above shall be an approved account debtor only (1) if such entity is not a subsidiary of any other entity or (2) in any case in which such entity is a subsidiary of some other entity, if such subsidiary's obligations to Frontier Oil and Refining Company are fully guaranteed by such subsidiary's ultimate parent company.

                                                       SCHEDULE 3


    METHODS OF CALCULATION OF FAIR MARKET VALUE OF INVENTORY



     In determining market value of Inventory, the actual
 Eligible Inventory volumes shall be multiplied by the prices determined below for each category of Inventory. Each price derived from the independent sources described below shall be the price for the relevant Inventory type published on the effective date, or published most recently before the effective date, of the Borrowing Base Certificate concerned.

     Inventory Type           Method of Determining Prices

 Sweet Wyoming Crude          Average of Texaco's and Conoco's
                               posted price, less gravity adjust-
                               ment ("ATCPPLGA"), for 40-degree
                               Sweet Wyoming Crude, plus $2.20/
                               barrel.

 General Wyoming Sour Crude   ATCPPLGA for 24-degree General
                               Wyoming Sour Crude, plus $3.30/
                               barrel.

 Wyoming Asphaltic Sour       ATCPPLGA for 21-degree Wyoming
 Sour Crude                   Asphaltic Sour Crude, plus $2.00/
                               barrel.

 Canadian Sour Crude          New York Mercantile Exchange near month
                               contract closing price for West Texas Inter-mediate Crude, less gravity adjustment if provided for in crude purchase contract terms ("NYMEXWTILGA"), minus $1.20/ barrel.

 Bow River Sour Crude         NYMEXWTILGA, minus $1.60/barrel.

 Mixed Monty Sour             ATCPPLGA for Sweet Wyoming Crude.

 Finished Gasoline            70% times Denver OPIS Low*,
                                less $.014/gal.
                              +30% times Cheyenne OPIS Low*,
                                less $.01/gal.

 Diesel                       60% times Denver OPIS Low*,
                                less $.015/gal.
                              +40% times Cheyenne OPIS Low,
                                less $.01/gal.

 Asphalt                      For volumes of Asphalt that have
                               been committed for sale under a
                               binding sales contract, the con-
                               tract price (converted to a price
                               per barrel by dividing the con-
                               tract short-ton price by 5.6).
                               For all other Asphalt volumes, the
                               average of the high and low As-
                               phalt Cement dollars/ton price
                               (divided by 5.6 to convert the
                               short-ton price to a price per
                               barrel), as established in the
                               category ASPHALT SELLING PRICES
                               Area Barge for MID-CONTINENT/MIDW-
                               EST in Asphalt Weekly Monitor,
                               published by Poten & Partners (in
                               the absence of this source of
                               pricing information, such price as
                               determined by the Agent).

 Gas Oil                      70% times the Unleaded Regular
                                Gasoline Net Price
                              +30% times the #2 Diesel net price,
                                less $.10/gal.

 Sulfur                       Frontier's net-back price, based
                               on Frontier's most recent sale to
                               an independent third party.

 Coke                              $0.00/ton

 Propane                      Conway, Kansas OPIS wholesale Pro-
                               pane price, plus $.05/gal.

 Normal Butane                Same methodology as Propane except
                               use Butane price.

 Field Butane                 Same as Normal Butane price.

 Iso Butane                   Same methodology as Propane except
                               use Iso Butane price.

 Olefins                      Same net price used for Premium
                               Unleaded Gasoline, less $.156/gal.

 Light Straight Run           Same as net price used for Unlead-
                               ed Regular Gasoline.

 Reformate                    Same as net price used for Unlead-
                               ed Regular Gasoline.

 Cat Gas                      Same as net price used for Unlead-
                               ed Regular Gasoline.

 Alkylate                     Same as net price used for Premium
                               Unleaded Gasoline

 Naphtha and Raffinate        Same as net price used for Unlead-
                               ed Regular Gasoline, less $.04/g-
                               al.

 MTBE                         Most recent price the Borrower
                               paid to an independent third party
                               for MTBE.

 Ethanol                      Most recent price the Borrower
                               paid to an independent third party
                               for Ethanol.

 Natural Gasoline             Conway, Kansas OPIS wholesale
                               price of Natural Gasoline, plus
                               $.05/gal.

 Raw Distillate Oil           If the Borrower is selling #2 Die-
                               sel (0.5% sulfur), then the net
                               price for #2 Diesel (0.5% sulfur),
                               less $.02/gal.  If the Borrower is
                               selling #2 Diesel (0.05% sulfur),
                               then the net price for #2 Diesel
                               (0.05% sulfur), less $.02/gal.

 Coker Distillate Oil         Same as Raw Distillate Oil net
                               price.

 JP-4                         Same net price used for Naphtha.

 Heavy Fuel                   Same as Wyoming Sour Crude Oil net
                               price times 60%.

 Cutter Stock                 Same price as Heavy Fuel.

 Slurry                       Platt's Gulf Coast Resid, less
                               $6.00/barrel.

 Vac Bottoms                  Same average net price used for
                               Asphalt.

 HP Vac Bottoms               Same average net price used for
                               Asphalt.

 Unfinished Gasoline          Same price as Unleaded Regular
                               Gasoline, less $.025/gal.

 As used in this schedule, "net price" means the reference price less the specified adjustment amount.

 The Agent reserves the right to adjust any of the above methodol-ogies for determining market value if any of the sources of price information is no longer available or if the price derived from any of the above methodologies is no longer representative of market prices.






 ______________________________________________________________




                      AMENDED AND RESTATED
        REVOLVING CREDIT AND LETTER OF CREDIT AGREEMENT



                             among



               FRONTIER OIL AND REFINING COMPANY,
                          as Borrower



                              and



                     THE BANKS NAMED HEREIN



                              and



                UNION BANK OF CALIFORNIA, N.A.,
                            as Agent



                         June 30, 1997



 ______________________________________________________________

                       TABLE OF CONTENTS


                                                           Page


                           ARTICLE 1.
                 INTERPRETATION AND DEFINITIONS

     Section 1.1  Definitions. . . . . . . . . . . . . . . .  1
     Section 1.2  Accounting Terms . . . . . . . . . . . . . 15
     Section 1.3  Interpretation . . . . . . . . . . . . . . 15


                           ARTICLE 2.
                          COMMITMENTS

     Section 2.1  Commitments. . . . . . . . . . . . . . . . 15
     Section 2.2  Fees . . . . . . . . . . . . . . . . . . . 16
     Section 2.3  Mandatory Prepayment of Loans
           and
                  Pledge of Cash Collateral. . . . . . . . . 16

     A.  LOANS

     Section 2.4  Making Loans . . . . . . . . . . . . . . . 17
     Section 2.5  Repayment. . . . . . . . . . . . . . . . . 18
     Section 2.6  Interest . . . . . . . . . . . . . . . . . 18
     Section 2.7  Prepayments. . . . . . . . . . . . . . . . 19
     Section 2.8  Voluntary Conversion of Loans. . . . . . . 20

     B.  LETTERS OF CREDIT

     Section 2.9  Issuance of Letters of Credit. . . . . . . 20
     Section 2.10 Drawing and Reimbursement. . . . . . . . . 21
     Section 2.11 Obligations Absolute . . . . . . . . . . . 21
     Section 2.12 Letter of Credit Fees and
           Charges . . . . . . . . . . . . . . . . . . . . . 22
     Section 2.13 Limits of Liability of Agent and
           Banks . . . . . . . . . . . . . . . . . . . . . . 23

     C.  PAYMENT PROVISIONS

     Section 2.14 Payments . . . . . . . . . . . . . . . . . 23
     Section 2.15 Computation of Interest and Fees . . . . . 24
     Section 2.16 Payments on Non-Business Days. . . . . . . 24
     Section 2.17 Sharing of Payments, Etc.. . . . . . . . . 24
     Section 2.18 Evidence of Debt . . . . . . . . . . . . . 25


                           ARTICLE 3.
                        YIELD PROTECTION

     Section 3.1  Increased LIBOR Loan Costs . . . . . . . . 25
     Section 3.2  Illegality . . . . . . . . . . . . . . . . 25
     Section 3.3  Inadequacy of LIBOR. . . . . . . . . . . . 26
     Section 3.4  Increased Letter of Credit Costs . . . . . 26
     Section 3.5  Capital Adequacy . . . . . . . . . . . . . 26
     Section 3.6  Funding Losses . . . . . . . . . . . . . . 27
     Section 3.7  Substitution of Bank . . . . . . . . . . . 27


                           ARTICLE 4.
                     CONDITIONS OF LENDING

     Section 4.1  Initial Loan or Letter of Credit . . . . . 27
     Section 4.2  Loans. . . . . . . . . . . . . . . . . . . 30
     Section 4.3  Letters of Credit. . . . . . . . . . . . . 30


                           ARTICLE 5.
                 REPRESENTATIONS AND WARRANTIES

     Section 5.1  Corporate Existence and Power. . . . . . . 31
     Section 5.2  Authorization. . . . . . . . . . . . . . . 31
     Section 5.3  Governmental Action. . . . . . . . . . . . 32
     Section 5.4  Binding Effect . . . . . . . . . . . . . . 32
     Section 5.5  Other Information. . . . . . . . . . . . . 32
     Section 5.6  Litigation . . . . . . . . . . . . . . . . 32
     Section 5.7  Subsidiaries . . . . . . . . . . . . . . . 32
     Section 5.8  Trademarks, Etc. . . . . . . . . . . . . . 33
     Section 5.9  Fire, Etc. . . . . . . . . . . . . . . . . 33
     Section 5.10 Burdensome Agreements. . . . . . . . . . . 33
     Section 5.11 Taxes. . . . . . . . . . . . . . . . . . . 33
     Section 5.12 Title to Properties. . . . . . . . . . . . 33
     Section 5.13 Ownership. . . . . . . . . . . . . . . . . 33


                           ARTICLE 6.
                           COVENANTS

     A.  AFFIRMATIVE COVENANTS

     Section 6.1  Information. . . . . . . . . . . . . . . . 34
     Section 6.2  Audits . . . . . . . . . . . . . . . . . . 35
     Section 6.3  Returns and Allowances . . . . . . . . . . 35
     Section 6.4  Other Covenants. . . . . . . . . . . . . . 35
     Section 6.5  Performance of Material Contracts. . . . . 35

     B.   NEGATIVE COVENANTS

     Section 6.6  Cleanup Period . . . . . . . . . . . . . . 35
     Section 6.7  Dividends, Etc.. . . . . . . . . . . . . . 36
     Section 6.8  Use of Loans and Letters of
           Credit. . . . . . . . . . . . . . . . . . . . . . 36
     Section 6.9  Amendment, Etc. of Material
           Contracts . . . . . . . . . . . . . . . . . . . . 36


                           ARTICLE 7.
                       EVENTS OF DEFAULT

     Section 7.1  Events of Default. . . . . . . . . . . . . 37


                           ARTICLE 8.
                           THE AGENT

     Section 8.1  Authorization and Action . . . . . . . . . 39
     Section 8.2  Agent's Reliance, Etc. . . . . . . . . . . 39
     Section 8.3  Union Bank and Affiliates. . . . . . . . . 40
     Section 8.4  Bank Credit Decision . . . . . . . . . . . 40
     Section 8.5  Indemnification. . . . . . . . . . . . . . 40
     Section 8.6  Successor Agent. . . . . . . . . . . . . . 41
     Section 8.7  Agent as Collateral Holder . . . . . . . . 41


                           ARTICLE 9.
                         MISCELLANEOUS

     Section 9.1  Amendments, Etc. . . . . . . . . . . . . . 42
     Section 9.2  Notices, Etc.. . . . . . . . . . . . . . . 43
     Section 9.3  No Waiver; Remedies. . . . . . . . . . . . 43
     Section 9.4  Costs and Expenses . . . . . . . . . . . . 43
     Section 9.5  Indemnification. . . . . . . . . . . . . . 44
     Section 9.6  Right of Setoff. . . . . . . . . . . . . . 44
     Section 9.7  Binding Effect . . . . . . . . . . . . . . 45
     Section 9.8  Assignments and Participations . . . . . . 45
     Section 9.9  Governing Law. . . . . . . . . . . . . . . 47
     Section 9.10 Headings . . . . . . . . . . . . . . . . . 47
     Section 9.11 Execution in Counterparts. . . . . . . . . 47



     Schedule 1:    Letter of Credit Banks for Eligible
                      Accounts
     Schedule 2:    Approved Account Debtors
     Schedule 3:    Methods of Calculation of Fair Market Value
                      of Inventory

     Exhibit A:     Amended and Restated Guaranty
     Exhibit B:     Application for Irrevocable Standby
                      Letter of Credit
     Exhibit C:     Borrowing Base Certificate
     Exhibit D:     Assignment and Acceptance